Exhibit 10.1
Fiscal 2007 Bonus Program Summary
General Description
For fiscal year 2007, executive officers are, depending upon the individual, eligible for a bonus award of up to $350,000. The final bonus amount is determined by whether the Company has met, and the amount by which it has exceeded, its pre-tax income goal for the year, as indicated in the Company’s internal budget. The bonus program is designed to include executives from the Director level and up. Designed to be in sync with offer letters already in place, the bonus program pays, at target 20% of base for vice presidents and 100% of base for the president/CEO. Given the current executive mix at the Company, the total bonus pool for fiscal year 2007 is expected to be approximately $610,000 (before taxes).
Other Plan Components
•	In order to participate in the plan, an employee must a) be employed as of May 31, 2007 and b) have started with the Company prior to March 1, 2007.

•	Bonus amounts will be pro-rated for eligible participants joining during the fiscal year, provided they have been actively employed from at least March 1, 2007 to May 31, 2007. Such pro-rationing will be based on the number of days worked during fiscal year 2007.

•	Any days designated as “leave of absence” will not count toward the bonus.

•	Base salary for bonus calculation purposes will be the base as of May 31, 2007.

•	In order to be paid, an employee must be an employee of the Company at the time the bonuses are paid, which will be as soon as practicable after May 31, 2007.

•	All bonus paid under the bonus program will be net of all applicable and customary taxes and withholdings.

•	If any employee should resign from the Company prior to payment of the fiscal year 2007 bonus, they will immediately become ineligible for the bonus.

•	Should the employee be terminated by the Company prior to the bonus payment for any reason, other than “cause,” the employee will receive a prorated portion of the bonus, provided they have been actively employed from at least March 1, 2007 to May 31, 2007. Such pro-rationing will be based on the number of days worked during the F07. Any days designated as “leave of absence” will not count toward the bonus.

•	“Cause” for termination of a participant’s rights under the bonus program will exist if the participant is terminated by the Company for any of the following reasons: (i) participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by participant of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a participant is being terminated for cause shall be made in good faith by the Compensation Committee of the Board of Directors and shall be final and binding on the participant. The foregoing definition does not in any way limit the Company’s ability to terminate a participant’s employment or consulting relationship at any time.